EXHIBIT 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of December 16, 2007 (the “Effective Date”) by and between Tri-Valley Technology Campus LLC, a Delaware limited liability company (the “Future Landlord”), and Adept Technology, Inc. (“Tenant”).

RECITALS:

A. WHEREAS, Tri-Valley Campus I, LLC (the “Current Landlord”) and Tenant have entered into that certain Kontrabecki Group Industrial – R&D Lease dated September 18, 2000 (the “Original Lease”), as amended by that certain Amendment to Lease by and between the Current Landlord and Tenant dated as of August 6, 2003 (the “Amendment”, the Original Lease and the Amendment, collectively, the “Lease”), pursuant to which the Current Landlord leased to Tenant certain space (the “Premises”) located at 3011, 3055 and 3077 Triad Drive, Livermore, California, as more particularly described in the Lease. A copy of the Lease and the Amendment are attached hereto as Schedule I.

B. WHEREAS, the Future Landlord and the Current Landlord have entered into a purchase and sale agreement (the “Purchase Agreement”) pursuant to which the Future Landlord has contracted to purchase the Premises from the Current Landlord.

C. WHEREAS, Tenant desires to relocate its operations in the Premises to another location.

D. WHEREAS, subject to and in accordance with the terms of this Agreement, Tenant desires to grant the Future Landlord the right to terminate the Lease if the Future Landlord acquires fee simple ownership to the Premises.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Future Landlord and Tenant hereby agree as follows:

1. Termination Option. The Future Landlord and Tenant hereby agree that subject to the terms of this Agreement, the Future Landlord shall have the right, for the one (1) year period commencing on January 1, 2008, to terminate the Lease on at least ninety (90) days prior written notice to Tenant (the “Termination Right”), said notice to be delivered in accordance with the notice provisions set forth in Section 22 of the Lease and shall state the date of termination of the Lease (the “Termination Date”).

2. Termination Fee. As consideration for the termination of Tenant’s obligations under the Lease pursuant to Section 3 below, Tenant shall pay to the Future Landlord within thirty (30) days after the date the Future Landlord exercises the Termination Right, by certified or cashier’s check or wire transfer of immediately available funds, the amount of One Million Dollars ($1,000,000.00) (the “Termination Fee”). Any check shall be delivered to David Wilbur at RREEF Funds, 101 California Street, San Francisco, California, 94111, and any wire transfer of funds shall be made to an account designated by the Future Landlord.

3. Termination. The Future Landlord and Tenant agree that all obligations under the Lease shall terminate on the Termination Date; provided, however, to the extent any covenants or obligations of Tenant under the Lease, including but not limited to Tenant’s obligation to restore the Premises upon the expiration of the term pursuant to Section 7.5, Section 18 and Section 26 of the Lease, survive any expiration or other termination of the Lease, such covenants or obligations of Tenant shall also survive the termination of the Lease.

4. Lease Payments. Tenant shall continue to pay all rentals and other charges under the Lease through the Termination Date. Any such rentals and other charges under the Lease, including, but not limited to, operating expenses, taxes and assessments, extra services, utilities and HVAC, based on the Future Landlord’s estimate of such charges, shall be prorated as of the Termination Date and paid by Tenant to the Future Landlord on or before the Termination Date.

5. Tenant’s Representation and Warranty. Tenant hereby represents and warrants that Tenant does not owe any commission, finder’s fee or brokerage fee arising out of the transactions contemplated by the Lease or this Agreement. Tenant shall indemnify and hold the Future Landlord harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including without limitation, reasonable attorney’s fees or brokerage fees arising out of the inaccuracy of the foregoing representation and warranty of Tenant. This paragraph 5 shall be true and correct as of the date hereof and shall survive the termination of the Lease.

6. Condition Precedent to Enforceability. The parties acknowledge and agree that this Agreement and transactions contemplated hereby shall be null and void and of no force and effect if the Future Landlord does not acquire the Premises. Furthermore, the parties acknowledge and agree that the termination of Tenant’s obligations under the Lease pursuant to the terms of this Agreement are conditioned upon Tenant’s payment of the Termination Fee to the Future Landlord in accordance with Section 2 of this Agreement. In no event shall this Agreement be construed as on binding on the Current Landlord.

7. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereto and all prior negotiations or agreements, whether written or oral, are superseded and merged herein. This Agreement may not be altered or amended except by a writing duly authorized and executed by the party against whom enforcement is sought.

8. Attorneys’ Fees. Should any dispute arise among the parties hereto or the legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

10. Counterparts/Facsimile. This Agreement may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Agreement, and all such counterparts together shall constitute one and the same Agreement. This Agreement may be executed pursuant to original or facsimile copies of signatures, with the same effect as if the parties had signed the document pursuant to original signatures.

[SIGNATURE PAGE FOLLOWS].

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Future Landlord:	TRI-VALLEY TECHNOLOGY CAMPUS, LLC,
a Delaware limited liability company

	By:	CALSMART L.L.C.,
a Delaware limited liability company solely with respect to its Series E

	By:	RREEF America L.L.C.,
a Delaware limited liability company
		Its:	Manager

		By:	/s/ David M. Wilbur
		Name:	David M. Wilbur
		Title:	Director

Tenant:		ADEPT TECHNOLOGY, INC.
a Delaware Corporation

		By:	/s/ Lisa Cummins
		Name:	Lisa Cummins
		Its:	CFO